Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland	For Immediate Release
Chairman, President & CEO	April 27, 2017
(218) 628-2217

IKONICS REPORTS FIRST QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, today reported financial results for the first quarter of 2017.  Compared to the first quarter of 2016, sales fell by 10% and earnings declined from a loss of $0.10 per diluted share in 2016 to a loss of $0.19 per diluted share in 2017.

Bill Ulland, IKONICS CEO, said: “While our first quarter is usually our weakest, 2017 was unusually difficult. Although 4% over budget, IKONICS Imaging sales were down 11% compared to the first quarter of 2016 primarily because the first quarter of 2016 included a large stocking order and equipment sales to a new customer.  Export sales were down 15% partially due to timing issues related to Asian sales. Domestic sales were down 4%, and AMS sales were down 25% because our largest customer had over-ordered last year and now is working off its inventory.”

“We expect AMS sales to return to normal levels in the second half of 2017. Although DTX sales were up by 50%, a very large equipment sale that was expected in the first quarter now will happen in the second quarter. This can be expected to increase sales of our DTX consumables going forward,” Ulland noted.

Ulland continued: “The rest of the year should be less difficult.   The DTX sale mentioned above will contribute to sales in the second quarter of 2017. IKONICS Imaging is planning to introduce a new product for the customization market that complements our sand-carving technology, and that I believe will have a significant impact on sales and earnings this year. Customer feedback from our beta site is very encouraging.  We also will be introducing our Flextrace substrate to manufacturers for possible specification into new products.  AMS has responded to multiple RFQs (requests for quotes) on supporting a General Electric Leap engine and has been assured that a Rolls Royce project is in development. We also are building a nice niche with acoustic treatment for business jets, and our involvement with the NASA research project continues.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three Months Ended March 31, 2017 and 2016

	Three Months Ended
	3/31/17	3/31/16
Net Sales	$3,628,992	$4,013,210
Cost of goods sold	2,538,764	2,716,536
Gross profit	1,090,228	1,296,674
Operating Expenses	1,676,384	1,616,980
Loss from operations	(586,156)	(320,306)
Interest Expense	(20,817)	—
Other	5,153	114
Loss before income taxes	(601,820)	(320,192)
Income tax benefit	(222,923)	(127,380)
Net loss	$(378,897)	$(192,812)
Loss per common share-basic and diluted	$(0.19)	$(0.10)
Average diluted shares outstanding	2,018,753	2,018,335

Condensed Balance Sheets

As of March 31, 2017 and December 31, 2016

	3/31/2017	12/31/2016
	(unaudited)
Assets
Current assets	$8,782,208	$9,045,472
Property, plant, and equipment, net	8,760,510	8,912,395
Intangible assets, net	339,329	338,127
	$17,882,047	$18,295,994
Liabilities and Stockholders’ Equity
Current liabilities	$1,305,534	$1,313,377
Long-term debt	3,044,789	3,077,457
Deferred income taxes	446,000	446,000
Stockholders’ equity	13,085,724	13,459,160
	$17,882,047	$18,295,994

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Three Months Ended March 31, 2017 and 2016

	3/31/2017	3/31/2016
Net cash used in operating activities	$(245,391)	$(155,768)
Net cash used in investing activities	(160,099)	(1,031,099)
Net cash provided by (used in) financing activities	(34,883)	3,765

Net decrease in cash and cash equivalents	(440,373)	(1,183,102)
Cash and cash equivalents at beginning of period	1,048,713	2,248,466

Cash and cash equivalents at end of period	$608,340	$1,065,364